Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE SECOND AMENDED AND

RESTATED CERTIFICATE OF

INCORPORATION

OF

MDH ACQUISITION CORP.

MDH Acquisition Corp. (the “Corporation”), a corporation organized and existing under the virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.     The name of the Corporation is MDH Acquisition Corp.

2.     The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 9, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 2020. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 1, 2021 (as amended, the “Second Amended and Restated Certificate of Incorporation”).

3.     This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (this “Amendment”) amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

4.     This Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL. The approval of this Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes unless otherwise required by applicable law.

5.     The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b)  Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over- allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 14, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the later of (x) December 29, 2022, and (y) the date and time of the effectiveness of this Amendment (such date and time, the “Amended Termination Time”), and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Second Amended and Restated Certificate as described in Section 9.7.Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

6.     The phrase “within 24 months from the closing of the Offering” in Section 9.2(d) of Article IX is hereby deleted in its entirety and replaced with the phrase “by the Amended Termination Time”.

7.     The phrase “within 24 months from the closing of the Offering” in Section 9.7 of Article IX is hereby deleted in its entirety and replaced with the phrase “by the Amended Termination Time”.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Amendment to be duty executed in its name and on its behalf by an authorized officer as of this 29 day of December, 2022.

/s/ Beau Blair
Name:	Beau Blair
Title:	Chief Executive Officer